Exhibit 8.1

September 18, 2009

OceanFreight Inc.
80 Kifissias Avenue
GR – 151 25 Amaroussion
Athens, Greece

Re:           OceanFreight Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters and Marshall Islands tax matters relating to OceanFreight Inc. (the “Company”) and the holders of shares of the Company’s common stock.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the registration statement and amendments to such registration statement filed by the Company on Form F-3 with the Securities and Exchange Commission (File No. 333- 160784) (the “Commission”) pursuant to the Securities Act of 1933, as amended, through the date hereof (the “Registration Statement”) and the prospectus of the Company (the “Prospectus”) included in the Registration Statement.  We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under (i) the risk factors entitled “United States tax authorities could treat the Company as a ‘passive foreign investment company,’ which could have adverse United States federal income tax consequences to United States holders,” and “The Company may have to pay tax on United States source income, which would reduce its earnings,” and (ii) the section entitled “Tax Considerations,” we hereby confirm that the opinions with respect to Marshall Islands and United States federal income tax considerations expressed in the discussions in the sections listed in (i) and (ii) are the opinions of Seward & Kissel LLP and accurately state our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents and case law, any of which may be changed at any time with retroactive effect.  In addition, our opinions and the tax discussion as set forth in the Registration Statement with respect to the disclosure of Marshall Islands law, are based on the Marshall Islands Business Corporations Act as of the date hereof and may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

OceanFreight Inc.
September 18, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

SK 25754 0002 1031001 v3